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                                                                     EXHIBIT 11B


                       GATX CORPORATION AND SUBSIDIARIES

          COMPUTATION OF DILUTED NET INCOME PER SHARE OF COMMON STOCK
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)



                                                                      THREE MONTHS ENDED                 SIX MONTHS ENDED
                                                                           JUNE 30                            JUNE 30
                                                                -------------------------------    ------------------------------
                                                                    2001              2000             2001             2000
                                                                -------------      ------------    --------------    ------------
Average number of shares of common stock
    outstanding                                                      48.5               47.6             48.4              48.0

Shares issuable upon assumed exercise of stock
    options, reduced by the number of shares which
    could have been purchased with the proceeds from
    exercise of such options                                           .7                 .9               .8                .8

Common stock issuable upon assumed
     conversion of preferred stock                                     .1                 .1               .1                .1
                                                                -------------      ------------    --------------    ------------

Total                                                                49.3               48.6             49.3              48.9
                                                                =============      ============    ==============    ============

Net income, as adjusted per basic computation                   $    21.6          $    41.5       $    192.3        $     82.1

Add - dividends paid and accrued on preferred
           stock                                                      --                 --             --                -
                                                                -------------      ------------    --------------    ------------

Net income, as adjusted                                         $    21.6          $    41.5       $    192.3        $     82.1
                                                                =============      ============    ==============    ============

Diluted net income per share:
  Income from continuing operations                             $      .46         $      .67      $       .55       $      1.43
  (Loss) income from discontinued operations                          (.02)               .19             3.35               .25
                                                                -------------      ------------    --------------    ------------
Total diluted net income per share                              $      .44         $      .86      $      3.90       $      1.68
                                                                =============      ============    ==============    ============

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